Exhibit 5.1

Keller Rohrback l.l.p.

June 16, 2021

Omeros Corporation The Omeros Building 201 Elliott Avenue West Seattle, WA 98119

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Washington state counsel to you, Omeros Corporation, a Washington corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of 4,440,395 additional shares of the Company’s common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Omeros Corporation 2017 Omnibus Incentive Compensation Plan, as amended effective as of June 11, 2021 (the “Plan”). In connection with rendering this opinion, we have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof.

We have reviewed such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. As to any facts material to our opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources we believe to be responsible.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of Washington. We do not express any opinion herein on any laws other than the Washington Business Corporation Act, applicable provisions of the Washington State Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In consenting to such reference, we do not

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Omeros Corporation	Keller Rohrback l.l.p.

June 16, 2021

thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ KELLER ROHRBACK L.L.P.